Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated as of July 1, 2014, is entered into by and among IA Lodging Group, Inc. (“Inland Lodging”), IA Lodging Management LLC (“Inland Management” and together with Inland Lodging, the “Company”) and Marcel Verbaas (“Executive”).

RECITALS:

WHEREAS, Inland Management desires to employ Executive in the position of President and Chief Executive Officer; and

WHEREAS, this Agreement sets forth the terms and conditions of the employment relationship between the Company and Executive.

NOW, THEREFORE, in consideration of the covenants herein contained and the employment of Executive and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Start Date; Position. The Company will employ Executive as its President and Chief Executive Officer, beginning on or about February 1, 2014 (the actual first day of active employment being, the “Start Date”). The principal location of Executive’s employment shall be at the Company’s office located in Orlando, Florida, although Executive understands and agrees that he will be required to travel from time to time for business reasons. Executive agrees to devote his full working time and attention to the Company and to act at all times in the best interests of the Company. Executive will have such duties, responsibilities and authority as are consistent with his position. Prior to a Triggering Event, Executive shall report to the highest ranking executive officer of Inland American Real Estate Trust, Inc. (“Inland REIT”). After a Triggering Event, Executive shall report to the board of directors of Inland Lodging. Executive agrees to perform his duties and responsibilities to the Company faithfully, competently, diligently and to the best of his ability, and subject to, and in accordance with, all of the policies, rules and regulations from time to time applicable to employees of the Company or Inland REIT. Executive further agrees to execute any additional documents as the Company or Inland REIT may from time to time request him and other similarly situated executives to sign regarding such policies, rules and regulations of the Company or Inland REIT, provided that any such additional documents shall not be inconsistent with the terms of this Agreement.

2. Compensation and Benefits.

(a) Base Salary. During the “Term” (as defined in Section 3 below), the Company will pay to Executive a base salary at a rate of $615,000 per annum, which may be reviewed and increased (but not decreased) from time to time in the normal course of business (such annual salary, as in effect from time to time, to be referred to herein as “Base Salary”). Notwithstanding the foregoing, in the event of a Qualified Event, the Board shall review and consider an adjustment to Executive’s then-current Base Salary to make Executive’s Base Salary consistent with the market median of the base salaries paid to comparably situated highest level executive officers of publicly traded real estate investment trusts in the lodging industry similar in size to Inland Lodging. Executive’s Base Salary will be payable in accordance with the Inland REIT’s normal payroll practices prior to a Triggering Event and the Company’s normal payroll practices following a Triggering Event.

(b) Annual Performance Bonus. For the period from January 1, 2014 through December 31, 2014 and during each subsequent twelve (12)-month period while Executive remains employed with the Company (each, a “Performance Period”), Executive will be eligible to receive an annual performance bonus award payable in cash in an amount determined by the Board, or a committee thereof, based upon the achievement of performance criteria mutually agreed upon by the Board and Executive with respect to such twelve (12)-month period (the “Annual Bonus”). The bonus program to be established by the Board will include threshold, target and maximum levels. Executive will be eligible to receive an annual target bonus no less than one hundred and twenty-five percent (125%) of his Base Salary (“Target Bonus”) with threshold and maximum bonus levels to be determined on an annual basis, with the actual bonus that becomes payable to be based on the actual achievement of the applicable performance criteria as determined by the Board or a committee thereof. In the event of the occurrence of a Triggering Event during a Performance Period, Executive will be eligible to receive an Annual Bonus equal to the target Annual Bonus for the year in which the Triggering Event occurs, pro-rated for the portion of the Performance Period that elapsed prior to the occurrence of the Triggering Event. Any Annual Bonus shall be paid to Executive in a lump sum as soon as reasonably practicable, but in no event later than March 15, following the end of the applicable fiscal year.

(c) Equity Compensation – Long Term Incentives.

(i) Annual Long-Term Incentive Award. Upon execution of this Agreement, Executive will be granted within thirty (30) days of the date of this Agreement (the “Initial Share Unit Grant Date”) and subject to subsection (iii) below, an award of 150,000 units (“Share Units”) having an aggregate value equal to $1,500,000, and in each subsequent calendar year after execution of this Agreement, and no later than March 15 of that year, Executive will be granted an award of a number of Share Units having an aggregate value equal to no less than 244% of Executive’s Base Salary in that year (together, the “Annual Grant Share Units”, and the date of each such grant, together with the Initial Share Unit Grant Date, the “Annual Share Unit Grant Date”), with the number of Share Units subject to each subsequent year grant determined by dividing such amount by the Fair Market Value of a Share Unit on the date of grant. The Annual Grant Share Units will vest and settle on the later to occur of (i) the date there first occurs a Triggering Event and (ii) the third anniversary of the Initial Share Unit Grant Date or the Annual Share Unit Grant Date, as applicable, subject to Executive’s continued employment through the applicable settlement date, provided that, in no event will the Annual Grant Share Units vest or be settled unless a Triggering Event occurs no later than the fifth (5th) anniversary of the Initial Share Unit Grant Date and, provided, further, that (a) in the event the Triggering Event to occur is a Qualified Event, the Annual Grant Share Units will be settled in Shares (for that number of Shares having an aggregate value on the applicable settlement date equal to the Fair Market Value of the Annual Grant Share Units on the applicable settlement date) and (b) in the event the Triggering Event to occur is a Change in Control, the Annual Grant Share Units will be settled in cash in an amount equal to the aggregate Fair Market Value of the

Annual Grant Share Units (determined as of the date of such Change in Control), provided, however, that if the acquiring entity is a publicly traded company and the Annual Grant Share Units are converted into share units or other form of equity award of such acquiring entity at the time of the Change in Control, then the Annual Grant Share Units will be settled in shares of the acquiring entity, in either case on the applicable settlement date. Notwithstanding the foregoing, if Executive’s employment is terminated without Cause or Executive terminates his employment for Good Reason, following the occurrence of a Triggering Event or during the Pre-CIC Period (as defined in Section 4), to the extent not already vested, the Annual Grant Share Units will vest in full and be settled on the date of such termination.

Notwithstanding anything to the contrary in this Agreement, prior to a Triggering Event, if a portion of the real estate portfolio of Inland Lodging is listed on a public exchange, merged into another company, or sold, the Board shall consider vesting Executive with and settlement of a portion of the Share Units described in this Section 2(c)(i) and any subsequent awards granted pursuant to the applicable equity incentive plan of the Company on the date of the listing or consummation of merger or sale as applicable.

(ii) Triggering Event Contingency Award. Upon execution of this Agreement by both parties, Executive will be granted within thirty (30) days of the date of this Agreement (the actual date of grant, the “Contingency Share Unit Grant Date”), and subject to subsection (iii) below, 150,000 Share Units having an aggregate value equal to $1,500,000 (the “Contingency Share Units”). With regard to vesting (i) if the Triggering Event is a Qualified Event, the Contingency Share Units will vest and settle in three equal installments on each of the first three anniversaries of the Triggering Event, subject to Executive’s continued employment through each such anniversary date and (ii) if the Triggering Event is a Change in Control, 100% of the Contingency Share Units will vest and settle on the one-year anniversary of the Triggering Event, subject to Executive’s continued employment through such one-year anniversary date of the Change in Control, provided that, in no event will the Contingency Share Units vest or be settled unless a Triggering Event occurs no later than the fifth (5th) anniversary of the Contingency Share Unit Grant Date and, provided, further, that (a) in the event the Triggering Event is a Qualified Event, the Contingency Share Units will be settled in Shares (for that number of Shares having an aggregate value equal to the Fair Market Value of the Contingency Share Units) on the applicable settlement date and (b) in the event the Triggering Event is a Change in Control, the Contingency Share Units will be settled in cash in an amount equal to the Fair Market Value of the Contingency Share Units (determined as of the date of such Change in Control), provided, however, that if the acquiring entity is a publicly traded company and the Contingency Share Units are converted into share units or other form or equity award of such acquiring entity at the time of the Change in Control, then the Contingency Share Units will be settled in shares of the acquiring entity, in either case on the applicable settlement date. Notwithstanding the foregoing, if Executive’s employment is terminated without Cause or Executive terminates his employment for Good Reason, in either case, following the occurrence of a Triggering Event or during the Pre-CIC Period, to the extent not already vested, the Contingency Share Units will vest in full and be settled on the date of such termination.

(iii) Notwithstanding anything to the contrary in this Agreement, the number of Share Units granted to Executive as set forth in this Section 2(c) shall be subject to adjustments as determined necessary by the Board to prevent dilution or enlargement of value as a result of intercompany transfers of cash or assets between Inland Lodging and one or more of its Affiliates for no consideration or other such similar transactions.

(iv) After a Qualified Event, each grant of Share Units under subsections 2(c)(i) and (ii) above will provide for accrual of dividend equivalents until the settlement date of the Share Units. As of each dividend date with respect to shares of common stock of Inland Lodging (“Common Stock”), a dollar amount shall accrue to Executive equal to the amount of the dividend that would have been paid on the number of shares of Common Stock that would have been held by the Executive as of the close of business on the record date for such dividend had such Share Units been converted on such date into the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date for an amount equal to the Fair Market Value of such Share Units. In the case of any dividend declared on shares of Common Stock that is payable in shares of Common Stock, Executive will be credited with an additional number of Share Units equal to the number having a Fair Market Value equal to the Fair Market Value of the shares of Common Stock (including any fraction thereof) that would have been distributable to Executive as a dividend had his Share Units been converted into the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date for an amount equal to the Fair Market Value of such Share Units. No dividend equivalents shall be paid out to Executive unless and until the Share Units to which the dividend equivalents relate have become vested and settled.

(d) Employee Benefits. Executive is also eligible for the benefit plans and employment policies offered by Inland Management, or by Inland REIT prior to a Triggering Event, to other senior level executives, under the same terms and conditions offered to senior level executives, subject to and on a basis consistent with the terms, conditions, and overall administration of such benefit plans. During the Term, Executive will accrue vacation with pay at an annual accrual rate consistent with Inland Management’s or Inland REIT’s policy in effect from time to time.

(e) Reservation of Rights. Notwithstanding the foregoing, Inland Management following a Triggering Event, or Inland REIT prior to a Triggering Event, may change, amend, or discontinue any employee benefit plans and policies at any time in its sole discretion.

(f) Business Expenses. The Company shall reimburse Executive for reasonable business expenses incurred by Executive on Company business, pursuant to Inland Management’s following a Triggering Event, or Inland REIT’s prior to a Triggering Event, standard expense reimbursement policy as in effect from time to time.

3. Term; Termination of Employment. The term of this Agreement (the “Term”) begins on the Start Date and will end, along with Executive’s employment with Inland Management, on the earliest to occur of the following events.

(a) Notice by Executive. Executive can terminate his employment and the Term with Good Reason in accordance with the notice requirement under the definition of Good Reason under Section 11(g) of this Agreement or without Good Reason by providing 60 days advance written notice to the Company of such intent, with the last day of Executive’s employment being the end of such 60-day notice period. The Company can elect, in its sole discretion, to have Executive continue to provide services to the Company during some, all or none of such notice period and can elect, in its sole discretion, whether such services will be performed on or off Company premises.

(b) Notice by the Company without Cause. Inland Management can terminate Executive’s employment and the Term without Cause by providing 60 days’ advance written notice to Executive of such intent, with the last day of Executive’s employment being the end of such 60- day notice period. At Inland Management’s option, it may place Executive on a paid leave of absence for all or part of such notice period.

(c) Termination For Cause. Inland Management can terminate Executive’s employment and the Term immediately upon notice to him if such termination of employment is for Cause.

(d) Other Reasons. Executive’s employment and the Term will be terminated upon Executive’s death or Executive becoming Disabled.

(e) Certain Payments. Upon Executive’s termination of employment for any reason, the Company will pay to Executive (a) Executive’s earned but unpaid Base Salary through the effective date of the termination and (b) any other amounts due to Executive from the Company or any of its Affiliates thereof as of the effective date of the termination, such as approved, unreimbursed business expenses and accrued and unused vacation. Executive’s participation in employee benefit plans of Inland Management or Inland REIT will be governed by the terms of those plans then in effect.

4. Severance.

(a) Termination Without Cause or Resignation for Good Reason other than during the Pre-CIC Period or within 24 months Following a Change in Control. If Executive’s employment is terminated by Inland Management without Cause or if Executive resigns for Good Reason, and such termination is not within the period of time between the signing of a definitive agreement that, if consummated, would constitute a Change in Control and the consummation of such Change in Control (the “Pre-CIC Period”) or the twenty-four- (24-) month period following a Change in Control, then, subject to Section 5 and Section 8, Executive will receive a payment in an amount equal to 2 times the sum of (i) Executive’s Base Salary and (ii) Executive’s Target Bonus for the year in which termination occurs. Such amounts will be payable over a period of 12 months in equal installments in accordance with Inland Management’s or Inland REIT’s normal payroll practices, commencing within sixty (60) days following Executive’s separation from service.

(b) Termination Without Cause or Resignation for Good Reason during the Pre-CIC Period or Following a Change in Control. If Executive’s employment is terminated by Inland Management without Cause or if Executive resigns for Good Reason, and such termination is during the Pre-CIC Period or within the twenty-four- (24-) month period following a Change in Control, then, subject to Section 5 and Section 8, Executive will receive a lump sum payment equal to (a) 3 times the sum of (i) Executive’s Base Salary and (ii) Executive’s Target Bonus for the year in which termination occurs if the Triggering Event is a Change in Control or (b) 2.5 times the sum of (i) Executive’s Base Salary and (ii) Executive’s Target Bonus for the year in which termination occurs if the Change in Control occurs after the occurrence of a Qualified Event. Such lump sum amounts will be payable within the later of sixty (60) days following Executive’s separation from service or 30 days following the date of the Change in Control.

(c) Benefit Continuation. If Executive is entitled to severance payments under either Section 4(a) or 4(b) hereof, the Company shall, at the Company’s expense, for a period of 18 months (the “Benefit Continuation Period”), provide medical insurance benefit coverage in coordination with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) by reimbursing Executive for the applicable coverage premiums, provided that (i) Executive completes and timely files all necessary COBRA election documentation, which will be sent to Executive after the last day of employment and (ii) Executive continues to make all required premium payments required by COBRA. In the event such premium payment reimbursements by the Company, by reason of change in the applicable law, may, in the reasonable view of the Company, result in tax or other penalties on the Company, this provision shall terminate and Executive and the Company shall, in good faith, negotiate for a substitute provision that would not result in such tax or other penalties. Benefits otherwise receivable by Executive pursuant to this Section 4(c) shall be reduced to the extent Executive becomes eligible for substantially similar medical insurance benefits during the applicable Benefit Continuation Period (and any such benefits received by, or made available to, Executive shall be reported to the Company by Executive).

5. Conditions to Receiving Severance. The receipt of any severance or other benefits pursuant to Section 4 will be subject to Executive signing, returning to Inland Management and not revoking, a general release agreement, in a form of agreement generally used by Inland Management for such purposes, releasing the Company, Inland REIT and their affiliates from any and all claims Executive may have arising out of Executive’s employment, or termination thereof (the “Release Agreement”) and such Release Agreement becoming effective no later than fifty-five (55) days following Executive’s termination of employment; provided, however, that in the event such fifty-five (55) day period straddles two taxable years, the payments described in Section 4 shall not commence until the later of the two taxable years; and provided further that the general release agreement and any accompanying separation agreement shall have no greater obligations or more limiting post-employment restrictions than are expressly set forth in this Agreement.

6. Executive Covenants. Executive acknowledges that the covenants contained in Section 6 of this Agreement survive the termination of the Term and that the consideration noted in Section 2, as well as Executive’s employment, is sufficient compensation for such covenants. For purposes of this Section 6, “Company” means the Company and its subsidiaries, parent companies, including Inland REIT prior a Triggering Event and affiliated companies.

(a) Nondisclosure of Confidential Information. “Confidential Information” means data and information relating to the business of the Company, which is disclosed to or created by Executive, or of which Executive becomes aware as a consequence of Executive’s relationship with the Company, that has value to the Company and is not generally known to competitors of the Company. Subject to the foregoing, Confidential Information includes, but is not limited to, business development, marketing and sales programs, customer, potential customer and supplier/vendor information, customer lists, employee information, marketing strategies, Company financial results, information related to mergers and acquisitions, pricing information, personnel information, financial data, regulatory approval strategies, investigative records, research, marketing strategy, testing methodologies and results, computer programs, programs and protocols, and related items used by the Company in its business, whether contained in written form, computerized records, models, prototypes or any other format, and any and all information obtained in writing, orally or visually during visits to offices of the Company. Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (B) has been independently developed and disclosed by others without violating this Agreement, or (C) otherwise enters the public domain through lawful means. Executive acknowledges that he will continue to receive and develop Confidential Information of the Company as a necessary part of Executive’s job. Executive agrees that while employed by the Company, Executive will continue to benefit and add to the Company goodwill with its clients and in the marketplace generally. Executive further agrees that loss of such clients will cause the Company significant and irreparable harm and that the restrictions on Executive’s use of such Confidential Information are reasonable and necessary to protect the Company’s legitimate business interests in its Confidential Information. Accordingly, Executive will not at any time during Executive’s employment by the Company, and for so long thereafter as the pertinent information or documentation constitutes Confidential Information as defined above, use or disclose to others any Confidential Information, except as specifically authorized in a signed writing by the Company or in the performance of work assigned to Executive by the Company. The covenants made by Executive herein are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright and trade secret laws, and laws concerning fiduciary duties. Executive hereby agrees not to disclose, copy, or remove from the premises of the Company any documents, records, tapes or other media or format that contain or may contain Confidential Information, except as required by the nature of Executive’s duties for the Company.

(b) Return of Company Property. Promptly following the end of the Term, or at any time at the request of the Company, Executive will return to Company all Confidential Information, physical property of the Company and any information relating to the clients or customers of the Company that Executive may possess or have under his control, together with all copies thereof, including but not limited to company hardware, records, memoranda, notes, plans, reports, computer tapes, software and other documents and data containing confidential information.

(c) Noncompetition. Except on behalf of the Company, Executive acknowledges and agrees that during the Term and for 12 months following the termination of his employment by him for any reason or no reason or by the Company for Cause, Executive will not directly or indirectly engage in or associate with (including, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), any person or entity engaged in the business of operating or managing real estate investment trusts or purchasing or selling lodging properties anywhere in the United States (a “Competing Business”), provided that Executive may own or manage, or participate in the ownership or management of, any entity that he owned or managed, or participated in the ownership or management of, prior to the Start Date, which ownership, management or participation has been disclosed in writing to the Company on or prior to the date hereof; and provided, further, that Executive may own, directly or indirectly, up to one percent (1%) of any class of “publicly traded securities” of any entity that is a Competing Business. For the purposes of this Section 6(c), “publicly traded securities” shall mean securities that are traded on a national securities exchange. Notwithstanding the foregoing, Executive shall no longer be subject to the terms of this Section 6(c) from and following the occurrence of a Change in Control with respect to any period following the termination of his employment with the Company.

(d) Employee and Independent Contractor Nonsolicitation and Noninterference. During the Term and for 3 years following termination of Executive’s employment for any reason or no reason by either the Company or Executive, Executive will not, directly or indirectly (i) recruit, hire, retain or attempt to recruit, hire or retain, any then-current employee or independent contractor of the Company or any former employee who was employed by the Company within the prior six (6) months, for employment or engagement with an entity other than the Company, or (ii) entice or attempt to persuade the Company’s then-current employee or independent contractor to leave employment or engagement with the Company.

(e) Nondisparagement. Executive shall not make, and the Company shall instruct each member of the Board and each executive officer of Inland REIT and the Company not to make, or cause to be made, during the Term and at all times thereafter, any statement or communicate any information (whether oral or written) that disparages the Company or Executive, respectively, including, with respect to Executive’s obligations, the Company’s subsidiaries or parent companies or any of their respective officers, directors, board members, investors, shareholders, agents or employees.

(f) Reasonableness. Executive acknowledges that the provisions contained in this Section 6 are reasonable and necessary to protect the Company’s interests in its good will, business relationships, and confidential information and that the Company will suffer substantial harm if Executive engages in any of the prohibited activities. Executive warrants that no provision of this Section 6 will work to prevent Executive from earning a living.

(g) Enforcement. It is the desire and intent of the parties hereto that the provisions of Section 6 of this Agreement be construed independently of one another to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Each restriction contained in this Section 6 is intended to be severable, and the unenforceability of any such provision shall not affect the enforceability of any other provision of Section 6. The Company shall be entitled to all rights and remedies as set forth in this Section 6 until the expiration of the covenants contained herein in accordance with their terms. The parties agree and acknowledge that damages will be difficult, if not impossible, to calculate in the event of a breach, or threatened breach, of any of the provisions of this Section 6 and, in any event, damages will be an insufficient remedy in the event of such breach. Accordingly, the parties agree that the Company shall, in addition to all other remedies, be entitled to injunctive relief in the event of any breach of the provisions of this Section 6.

7. Parachute Payment Limitations. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Executive by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would thereby subject Executive to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 7 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, then, solely to the extent that Executive would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax, as determined by Executive in his sole discretion, the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 7, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Executive or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code and that are due at the latest future date.

8. Recoupment. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges that he will be subject to recoupment policies adopted by the Company pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the Shares of the Company may be listed.

9. Tax Withholding. Executive shall be liable for all income taxes incurred with respect to all benefits provided under this Agreement. All payments required to be made to Executive under this Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent Inland Management determines is required to be withheld pursuant to applicable law or regulation.

10. Section 409A of the Internal Revenue Code. It is the intent of the parties that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered consistent with such intent. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. In addition, Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Executive under this Agreement that are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code and any payments described herein that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (A) the six-month anniversary of the separation from service or (B) the date of Executive’s death.

11. Definitions. For the purposes of this Agreement, the following terms shall be defined as set forth below:

(a) “Affiliate” means any domestic or foreign individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(b) “Board” means the board of directors of the Inland REIT prior to a Triggering Event and the board of directors of Inland Lodging or its successor on and after a Triggering Event.

(c) “Cause” means any of the following:

(i) the willful fraud or material dishonesty of Executive in connection with the performance of Executive’s duties to the Company;

(ii) the deliberate or intentional failure by Executive to substantially perform Executive’s duties to the Company (other than the Executive’s failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination for Good Reason) after a written notice is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes the Executive has not substantially performed his duties.;

(iii) willful misconduct by Executive that is materially detrimental to the reputation, goodwill or business operations of the Company or any Affiliate;

(iv) willful disclosure of the Company’s Confidential Information or trade secrets;

(v) a breach of Section 6(a), (b), (c) or (d) or Section 18 of this Agreement; or

(vi) the conviction of, or plea of nolo contendere to a charge of commission of a felony or crime of moral turpitude by Executive.

For purposes of this Section, no act or failure to act will be considered “willful,” unless it is done or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(d) “Change in Control” means the first to occur of any of the events set forth in the following paragraphs; provided, however, that a Qualified Event shall not constitute a Change in Control:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than Inland Lodging or an Affiliate thereof or a Company or Inland REIT employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Inland Lodging or the Inland REIT representing thirty percent (30%) or more of the combined voting power of Inland Lodging’s or the Inland REIT’s, as applicable, then outstanding securities entitled to vote generally in the election of directors;

(ii) a merger, reverse merger or other business combination or consolidation of Inland Lodging or the Inland REIT or any direct or indirect subsidiary of Inland Lodging or the Inland REIT, as applicable with any other corporation other than an Affiliate of Inland Lodging, other than a merger or consolidation which would result in the voting securities of Inland Lodging or the Inland REIT, as applicable outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Inland Lodging or the Inland REIT, as applicable, or such surviving entity outstanding immediately after such merger, reverse merger, business combination or consolidation;

(iii) a majority of the members of the Board in effect at the time of a Qualified Event is replaced during any 12 month period after the Qualified Event by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election; or

(iv) a person (or group), other than an Affiliate of Inland Lodging, acquires (or has acquired, during a 12-month period), assets that have a total gross fair market value of forty percent (40%) or more of the total gross fair market value of all assets of Inland Lodging immediately prior to such acquisition.

(e) “Disabled” has the same meaning as provided in the long-term disability plan or policy maintained by Inland Management or Inland REIT, whichever entity maintains such plan or policy and if both maintain such a plan or policy, then the plan or policy of Inland Management. If no such disability plan or policy is maintained by Inland Management or Inland REIT, Disabled means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. If the Executive disputes Inland Management’s determination of Disability, the Executive (or his designated physician) and Inland Management (or its designated physician) shall jointly appoint a third party physician to examine Executive and determine whether the Executive is Disabled.

(f) “Fair Market Value” means, as of any particular date, the value of the Share Units or Shares as determined by the Board in good faith, which valuation will be provided to Executive in conjunction with the Board’s determination, provided that (i) prior to a Qualified Event, “Fair Market Value” of a Share or Share Unit shall be determined by reference to the valuation performed by Real Globe Advisors, LLC (“Real Globe”) as of December 31, 2013, or such other subsequent similar valuation report performed by Real Globe or other third party advisory firm engaged by the Board to estimate the value of a Share Unit or Share on a fully diluted basis, using methodologies and assumptions substantially similar to those used in prior valuations and (ii) if Shares are admitted to trading on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange, “Fair Market Value” of a Share on any such date shall be the closing price reported for such Share on such exchange on the last date preceding such date on which a sale was reported.

(g) “Good Reason” means (i) a material diminution of Executive’s Base Salary, Target Bonus, grants of Share Units as set forth in Section 2(c) (other than adjustments to Share Units as described in Section 2(c)(iii) of this Agreement) or other annual incentive compensation opportunities; (ii) a material reduction in Executive’s authority, duties or responsibilities; provided, however, that dispositions or transfers of assets between the Company and one or more Affiliates (up to a maximum of fifty-four (54) select service hotels) that are contemplated by the Board as of the execution of this Agreement shall not be considered a reduction in the Executive’s authority, duties or responsibility for purposes of this clause (ii); (iii) a requirement that Executive report to anyone other than (a) the highest level executive officer or the Board of the Inland REIT prior to a Triggering Event or (b) after a Triggering Event, the Board of Inland Lodging or the successor company if Inland Lodging is not a surviving entity of the Triggering Event; (iv) Executive being required to relocate his principal place of employment with Inland Management more than 50 miles from his principal place of employment as of the date of this Agreement, it being understood that Executive may be required to travel frequently in connection with his position as set forth herein and that prolonged periods away from Executive’s principal residence shall not constitute Good Reason; or (v) failure of any successor to the Company following a Change in Control, as defined in Section 11(d) of this Agreement, to assume this Agreement and the obligations hereunder. A termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within sixty (60) days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of the Company’s receipt of such notice (“Correction Period”), and (C) Executive terminates his employment no later than thirty (30) days following the Correction Period.

(h) “Qualified Event” means any of the following: (i) a straight listing of Shares on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange; (ii) an underwritten public offering of Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time, which Shares are approved for listing or quotation on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange; or (iii) a reverse merger of Inland Lodging into an existing publicly held company or its acquisition subsidiary, resulting in the Shares first becoming listed on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange.

(i) “Shares” means shares of the common stock of Inland Lodging and any successor security or interest.

(j) “Share Units” means notional units of Inland Lodging. Prior to any issuance of any Shares upon the vesting of a Share Unit, a Share Unit shall not comprise or convey to the Executive any right, title or interest in actual ownership of Inland Lodging or any Shares.

(k) “Triggering Event” means the first occurrence after the date of this Agreement of a Change in Control or a Qualified Event.

12. Indemnification. The Executive shall be entitled to indemnification by the Company or Inland REIT consistent with the terms of the Company’s or Inland REIT’s bylaws or equivalent organizational documents or indemnification policies in effect from time to time; provided, however, that the Company or Inland REIT shall not be required to pay any amounts under any such indemnification policy except upon receipt of an unsecured undertaking by the Executive to repay any such amounts as are ultimately determined by a final judgment of a court of competent jurisdiction that the Executive is not entitled to indemnification by the Company or Inland REIT. Executive will also be covered under the Company’s or Inland REIT’s directors and officers insurance policy, if any, pursuant to the terms of such policy for so long as the Company or Inland REIT maintains such coverage for any director or officer of the Company. The Company’s and Inland REIT’s obligations under this Section will survive termination or expiration of this Agreement and any termination of Executive’s employment with the Company for any reason, subject to the terms of the applicable policy as may be in effect at the Company or Inland REIT.

13. Successors and Assigns. This Agreement and all rights hereunder are personal to Executive and shall not be assignable by Executive; provided, however, that any amounts that shall have become payable under this Agreement prior to Executive’s death shall inure to the benefit of Executive’s heirs or other legal representatives, as the case may be. This Agreement shall be binding upon and inure to the benefit of the Company’s successors, including any entity that succeeds to the business and interests of the Company whether by merger, consolidation, purchase of assets or otherwise, of all or substantially all of the Company’s assets and business.

14. Blue-Penciling; Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal, unenforceable, or unreasonable or excessive as to duration, geographic scope, or activity, then such provision shall be modified or restricted to the extent necessary to make such provision valid, binding and enforceable. Any provision that is modified shall be construed by limiting and reducing it to the maximum time, geographic or scope limitations, as the case may be, so as to be reasonable and enforceable to the extent compatible with the applicable law. If such provision cannot be modified or restricted, then such provision shall be deemed to be excised from this Agreement, provided that the binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

15. Amendment. This Agreement may not be amended orally; it may only be amended in a writing signed by Executive and a duly authorized representative of the Company.

16. Notices. Any notices to be given under this Agreement may be made by personal delivery, e-mail, or recognized overnight courier. Notice by personal delivery or courier will be deemed made on the date of actual receipt.

Notice to the Company shall be addressed to:

Scott Wilton

Secretary and General Counsel, Inland American Real Estate Trust, Inc.

2809 Butterfield Road

Oak Brook, IL 60523

With a copy to:

Skadden Arps Slate Meagher & Flom LLP

155 N. Wacker Drive

Chicago, IL 60606-1720

Attention: Rodd Schreiber

FordHarrison LLP

100 Park Avenue

New York, New York 10017

Attention: Stephen Zweig

Notice to Executive shall be addressed to Executive at the home address most recently provided to the Company.

17. Governing Law. This Agreement shall be governed by and enforceable in accordance with the laws of the State of Delaware as applicable to contracts executed and performed within such state, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

18. Arbitration.

(a) The Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to Executive’s relationship with the Company and its parents and affiliates, including, but not limited to, any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability); any dispute, controversy or claim arising out of or relating to this Agreement or the breach of this agreement; and any dispute as to the arbitrability of a matter under this Agreement (collectively, “Claims”); provided, however, that nothing in this Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement.

(b) All Claims shall be resolved exclusively by arbitration administered by JAMS under its Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”). Notwithstanding the foregoing, the Company and Executive shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules, in each case to prevent any violation of this Agreement. The Company and Executive must notify the other party in writing of a request to arbitrate any Claims within the same statute of limitations period applicable to such Claims.

(c) Any arbitration proceeding brought under this Agreement shall be conducted before one arbitrator in DuPage County, Illinois, or such other location to which the parties mutually agree. The arbitrator shall be selected in accordance with the JAMS Rules, provided that the arbitrator shall be an attorney with significant experience in employment matters. Each party to any dispute shall pay its own expenses, including attorneys’ fees; provided, however, that the Company shall pay all costs and fees that Executive would not otherwise have been subject to paying if the claim had been resolved in a court of law and, to the extent required by applicable law for this arbitration provision to be enforceable, the Company shall reimburse Executive for any reasonable travel expenses incurred by Executive in connection with Executive’s travel to Illinois for any arbitration proceedings. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow the laws of the State of Delaware consistent with Section 17 of this Agreement.

(d) Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(e) It is part of the essence of this Agreement that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

19. Captions and Headings. Captions and paragraph headings are for convenience only, are not a part of this Agreement, and shall not be used to construe any provision of this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one Agreement. Signatures may be exchanged by facsimile or email.

21. Survival. The respective obligations of, and benefits accorded to, the Company and Executive as provided in Section 2(b) and (c), 3(e), 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 18 of this Agreement shall survive the expiration or earlier termination of this Agreement. Without limiting the foregoing, Executive acknowledges and agrees that Executive’s obligations under Section 6 of this Agreement shall survive the cessation of Executive’s employment with the Company for whatever reason.

22. Entire Agreement. This Agreement sets forth the entire agreement between the Company (or any of its affiliates) and Executive with respect to its subject matter, and merges and supersedes all prior discussions, negotiations, representations, proposals, agreements and understandings of every kind and nature between the Company (or any of its affiliates) and Executive, including, for the avoidance of doubt, that certain Employment Agreement entered into as of February 13, 2009, by and between Executive and Inland American Business Manager & Advisor, Inc., which agreement shall terminate in its entirety automatically upon execution of this Agreement. Executive and the Company represent that, in executing this Agreement, each party has not relied upon any representation or statement made by the other party, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on the date first written above.

IA Lodging Group, Inc.		Executive

/s/ Thomas P. McGuinness		/s/ Marcel Verbaas
By:	Thomas P. McGuinness	Marcel Verbaas
Its:	Director

IA Lodging Management, LLC

By: WINN Limited Partnership, a North Carolina limited partnership, its sole member By: Inland American Winston Hotels, Inc., a Delaware corporation, its general partner

By:	/s/ Thomas P. McGuinness
Its:	Director